SELECT-SALES & MARKETING GROUP

National Brokerage Consultant Agreement

Agreement between:

Broker :	Manufacturer :

SELECT-SALES & MARKETING GROUP	Specialty Beverage and Supplement Inc.
807 SW “I” Street, Ste 13	1710 Church Street
Bentonville, AR 72712	Holbrook, NY 11741

The above-named parties agree to the following:

1. Manufacturer appoints Select-Sales & Marketing Group in the following territory (the "Territory"):

National Master Broker USA – all classes of trade (Food, Drug, Mass, Dollar Stores, C stores & .com sales development)

2. Select-Sales & Marketing Group shall be limited to sales to wholesalers and retailers and the following products: Immune UP products and all subsequent line extensions

3. Select-Sales & Marketing Group shall have the exclusive right to analyze, provide advice, and provide marketing and promotional recommendations for the client to execute

4. Prices shall be those specified by Manufacturer from time to time and on the terms and conditions of sale as specified by Manufacturer. Decisions regarding the customer's credit and all matters relating to billings and shipments to customers shall be made only by Manufacturer. All quotations for sales obtained by Select-Sales & Marketing Group must be made expressly subject to the approval and confirmation by Manufacturer.

Manufacturer shall pay Select-Sales & Marketing Group a monthly service fee based on agreed to parameters as outlined below:

Commission of 10% of total net shipments – all Broker fees and commissions shall be paid out of this compensation by Select to the appropriate broker teams.

5. All fees are due to Select-Sales & Marketing Group shall be payable by Manufacturer on or before the 1st of the month of payments to client from all retailers.

6. The Company shall provide Select - SMG without charge, the necessary supplies, promotional materials, reprints of advertisements, and such other items as the Company may deem advisable for promotion of its business and will make available the pamphlets, advertising, promotional and sales materials free of charge and in reasonable quantities.

7. Any action at law or in equity brought to enforce or interpret the terms of this Agreement shall be brought in state or federal court in Arkansas. The prevailing party in any such action shall be entitled to reasonable attorneys’ fees, costs and necessary disbursement in addition to any other relief which it may be entitled.

8. Select-Sales & Marketing Group shall be responsible for hiring, compensation, termination and other matters relating to any third parties employed by it. Select-Sales & Marketing Group does not have and shall not represent itself as having any authority to make contracts in the name of or binding on Manufacturer or to pledge Manufacturers credit or to extend credit in Manufacturer’s name. Select-Sales & Marketing Group is an independent contractor and not an employee of Manufacturer. Manufacturer does not have the right to exercise any control over the actions of Select-Sales & Marketing Group except as expressly recited in this Agreement.

9. This Agreement shall be effective and shall continue as written. In any event, this Agreement may be terminated by either party, with or without cause, upon giving not less than 3 year prior written notice thereof. In the event of the insolvency or adjudication in bankruptcy or the filing of a petition therefore by either party, this Agreement may be terminated immediately at the option of the other party upon delivery of written notice.

10. Select SMG and all Brokers covered under this contract shall pay their own day to day expenses. Manufacturer agrees to pay for all travel expenses related to requests Select SMG and or its Broker network to attend meeting outside of their respective account coverage area relating exclusively the Manufactures Business interests.

11. At termination of this Agreement a final accounting shall be made between the parties. The Company shall maintain an accurate set of books and records regarding commissions due to the Broker following the termination of the Agreement and the Broker shall be paid full commission on all accepted orders in house at the date of termination which are shipped after the termination date.

12. The Company agrees to indemnify and hold Select SMG harmless against any and all losses, legal fees, court costs and expenses arising from or in connection with claims for the infringement of any patent rights, property damage or personal injury arising from the product manufactured by the Company or sold by the Company and Select - SMG, unless directly resulting from an act or omission by Select- SMG and all of their subsidiary brokers.

13. Select-Sales & Marketing Group agrees to keep confidential all proprietary information furnished by Manufacturer including but not limited to customer lists, marketing, production or product plans, or production or design information and to return all copies of any such information to Manufacturer (or destroy them if so requested by Manufacturer), upon termination of this Agreement.

14. Select-Sales & Marketing Group agrees to comply fully with all governmental laws and regulations applicable to the transactions contemplated under this Agreement.

15. This Agreement is non-assignable.

16. This Agreement and any disputes relating thereto shall be construed under the laws of the State of Arkansas. Any disputes relating to the meaning or interpretation of this Agreement, or a breach of any terms, including but not limited to the payment of commissions as specified herein, shall be construed under the laws of the State of Arkansas.

17. Any notices or communications between the parties shall be sent to the following addresses unless written notice of change of address is earlier given:

National Broker:	Manufacturer :

Select Sales and Marketing Group 807 SW I st Suite 13 Bentonville AR 72712 479-271-7740	Specialty Beverage and Supplement Inc. 1710 Church Street Holbrook NY 11741 631-750-3195

Notices shall be given by registered or certified mail, return receipt requested, by telegram, or by telecopy with confirmation of delivery, all postage or delivery charges prepaid. Notices shall be deemed effective on the date the notice is received as shown on the proof or confirmation of delivery.

The Parties have executed this Agreement on the dates set out below:

By:	/s/ Joe Murphy	By:	/s/ Peter Scalise III
	Joe Murphy Owner		Peter Scalise III CEO

Date:	8/16/10	Date:	8/16/10
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